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                                                                     EXHIBIT 4.2


                                  Citizens Bancshares of Southwest Florida, Inc. 3411 Tamiami Trail North, Suite 200
                                  Naples, Florida 34101


                                February 5, 1999


First National Bank of Naples
2150 Goodlette Road
Naples, Florida 34102

Attention:    Garrett S. Richter
              President and CEO

Gentlemen:

         Citizens Bancshares of Southwest Florida, Inc., a Florida corporation (the "Company"), proposes to offer for sale up to 1,200,000 shares of its $.01 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, by the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. Shares will be offered at a price of $10.00 each. The minimum subscription per subscriber is 500 shares.

(1) The Company hereby appoints and designates you as Escrow Agent for the purposes set forth herein. By your signature hereto, you acknowledge and accept said appointment and designation and agree to be bound by the terms of this agreement (the "Escrow Agreement"). The Company understands that you, by accepting said appointment and designation, in no way endorse the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that your position as Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of your name as an endorser of such offering. The Company further agrees to allow you to review any sales literature in which your name appears and which is used in connection with such offering.

(2) The Company shall deliver all payments received in purchase of the shares (the "Subscription Funds") to you in the form in which they are received by noon of the next business day after their receipt by the Company, and the Company shall deliver to you within five calendar days copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt of such written acceptance by the Company, you shall deposit such funds into the escrow account. The Company shall also deliver to you copies of completed Subscription Agreements for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

(3) Subscription Funds shall be held and disbursed by you in accordance with the terms of this Agreement.


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(4)      In the event any Subscription Funds are dishonored for payment for any reason, you agree to orally notify the Company immediately thereof and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered to you.

(5)      (a)      As used herein, the term "Total Receipts" shall mean the sum of all Subscription Funds delivered to you pursuant to Paragraph 2 hereof, less all Subscription Funds returned pursuant to Paragraph 4 hereof.

         (b) As used herein, the term "Expiration Date" shall mean the date which marks the 90th day after the date of the Prospectus; provided, however, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the initial period, then the Expiration Date shall mean the date which marks the 180th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the first extension, then the Expiration Date shall mean the date which marks the 270th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the second extension, then the Expiration Date shall mean the date which marks the 360th day after the date of the Prospectus.

(6)      (a)      If Total Receipts equal $10,000,000 on or before the
                  Expiration Date, you shall, on the Closing Date, no later than 10:00 A.M., Eastern Daylight Time, upon receipt of 24-hour written instructions from the Company, remit all amounts representing Subscription Funds, plus any profits or earnings thereon after deducting your fees, if any, held by you pursuant hereto in accordance with such instructions.

         (b) If (i) Total Receipts are less than $10,000,000 as of 5:00 P.M., Eastern Daylight Time on the Expiration Date, or (ii) the offering is canceled by the Company at any time prior to the Expiration Date, then you shall promptly remit to each subscriber at the address set forth in his Subscription Agreement an amount equal to the amount of his Subscription Funds thereunder, adjusted for his allocated share of any net profits earned on the investment of the Subscription Funds as set forth in Paragraph 7, below. The Company hereby agrees to provide to you in writing the specific allocations of net profits attributable to each subscriber hereunder and the names and addresses of each subscriber.

(7) Pending disposition of the Subscription Funds under this Agreement, you are authorized, upon oral instructions, followed in writing, given by Polly M. Rogers, to invest Subscription Funds in Federal ** Funds, in short-term direct obligations of the United States government, in short-term FDIC or FSLIC insured certificates of deposit, but in any case with maturities of 90 days or less. For purposes of Paragraph 6 above, the specific allocations of net profits attributable to each subscriber shall be determined by the Company as follows: each subscriber's allocated share of earnings on the Subscription Funds, after deducting your fees, if any, shall be that fraction (i) the numerator of which is the dollar amount of such subscriber's accepted subscription multiplied by the number of

** Interest will be paid at the rate of daily Federal Funds less 75 basis points.


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         days between the date of acceptance of the purchaser's subscription and the date of the offering's termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all purchasers depositing Subscription Funds in the escrow account.


(8) Your obligations as Escrow Agent hereunder shall terminate upon your transferring all funds you hold hereunder pursuant to the terms of Paragraphs (4) through (6) herein, as applicable.

(9) As used herein, "Closing Date" shall mean the third business day following the date of receipt by you of Total Receipts aggregating $10,000,000 and executed Subscription Agreements and copies of written acceptances of the Company in connection therewith.

(10) You shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which you believe to be genuine and what it purports to be.

(11) You shall not be liable for anything which you may do or refrain from doing in connection with this Escrow Agreement, except your own gross negligence or willful misconduct.

(12) You may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or your duties hereunder, and you shall incur no liability and you shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard are payable from the Subscription Funds unless paid by the Company.

(13) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, you shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held by you under this Agreement, and in so doing you shall be entitled to continue to refrain from acting until (a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and you shall have been notified in writing of such agreement signed by the parties thereto. In the event of such disagreement, you may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under the terms of this Agreement, together with such legal proceedings as you deem appropriate and thereupon to be discharged from all further duties under this Escrow Agreement. The filing of any such legal proceeding shall not deprive you of your compensation earned prior to such filing. You shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve you in any cost, expense, loss or liability unless indemnification shall be furnished.




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(14)     You may resign for any reason, upon thirty days written notice to the
         Company. Upon the expiration of such thirty day notice period, you may deliver all Subscription Funds and copies of Subscription Agreements in your possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, you shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of paragraphs 12 and 13 affecting reimbursement of expenses, indemnity and fees. You shall have the right to deduct from the Subscription Funds transferred to any successor Escrow Agent any outstanding and unpaid expenses or fees.

(15) You agree to charge your customary and normal fee for your services hereunder. A copy of the current schedule is attached hereto. The fee schedule may be modified from time to time. The acceptance fee and expenses shall be paid in advance or at closing by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

(16) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, to the respective addresses set forth herein. You shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless you have actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

(17) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of you and the parties hereto. Notwithstanding the foregoing, the Company may not assign its rights hereunder without your prior written consent.

(18) This Escrow Agreement shall be construed and enforced according to the laws of the State of Florida.

(19) This Escrow Agreement shall terminate and you shall be discharged of all responsibility hereunder at such time as you shall have completed your duties hereunder.

(20) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

(21) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. Further, this Escrow Agreement may only be amended by a written amendment signed by the parties hereto.

(22) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.




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(23)     The Company shall provide you with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to you any and all tax forms or reports required to be maintained or obtained by you. In the event that Subscription Funds are returned to subscribers pursuant to paragraph 6 hereof, you shall, based upon the information available to you, file with the Internal Revenue Service and send to each subscriber a Form 1099- INT with respect to contributions of interest to subscribers. All interest or other income earned under this Escrow Agreement which is payable to the Company pursuant to paragraph 6 hereof shall be allocated and paid as directed by the Company and reported to the Internal Revenue Service as having been so allocated and paid.

(24) Your signature hereto is your consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Florida and with any Federal Government agencies or regulatory authorities.

         Please indicate your acceptance of this Agreement by executing a copy of this letter and returning it to the undersigned.

                                           Respectfully,

                                           CITIZENS BANCSHARES OF
                                           SOUTHWEST FLORIDA, INC.


                                       By: /s/ Polly M. Rogers
                                           --------------------------
                                           Polly M. Rogers, President
Attest:






----------------------
      (CORPORATE SEAL)

                                           ACCEPTED AND AGREED:

                                           First National Bank of Naples


                                       By:  /s/ Garrett Richter
                                           --------------------------
                                     Name: Garrett S. Richter
                                    Title: President & CEO